   As filed with the Securities and Exchange Commission on November 15, 1996

                                                    Registration No. 333-_______


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933


                       PACIFIC GAS AND ELECTRIC COMPANY
            (Exact name of registrant as specified in its charter)

          California                                  94-0742640
 (State or other jurisdiction                      (I.R.S. employer
of incorporation or organization)                identification number)

                       77 Beale Street, P.O. Box 770000,
                        San Francisco, California 94177
                                (415) 973-7000
              (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                              executive offices)

                             Gary P. Encinas, Esq.
                        Pacific Gas and Electric Company
                       77 Beale Street, P.O. Box 770000,
                        San Francisco, California 94177
                                 (415) 973-2784
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   Copy to:
                              Leslie P. Jay, Esq.
                      Orrick, Herrington & Sutcliffe LLP
                              400 Sansome Street
                        San Francisco, California 94111

  Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this Registration Statement.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]

  If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [ ]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------

Title of Each                        Proposed       Proposed
Class of                             Maximum        Maximum
Securities               Amount      Offering       Aggregate       Amount of
to be                    to be        Price         Offering       Registration
Registered             Registered   Per Share*       Price*            Fee*
-----------------      ----------   ----------   ---------------   ------------

Common Stock,          10,000,000     $23.81     $238,100,000.00   $72,152.00
  $5.00 par value
-------------------------------------------------------------------------------

* Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), on the basis of $23.81 per share, the average of the high and low prices of the Common Stock on the New York Stock Exchange on November 12, 1996.

As permitted by Rule 429, Registration Statement No. 33-54469 also relates to the shares of Pacific Gas and Electric Company Common Stock that are described in the Prospectus which is part of this Registration Statement.

This Registration Statement shall become effective upon filing in accordance with Rule 462(a) under the Securities Act of 1933.

                                  PROSPECTUS



            [LOGO OF PACIFIC GAS AND ELECTRIC COMPANY APPEARS HERE]


                         -----------------------------
                       PACIFIC GAS AND ELECTRIC COMPANY

                          DIVIDEND REINVESTMENT PLAN



                               NOVEMBER 15, 1996

                               TABLE OF CONTENTS


                                                       Page
                                                       ----
AVAILABLE INFORMATION................................    4

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE......    4

THE COMPANY..........................................    5

DIVIDEND REINVESTMENT PLAN...........................    5
  Purpose and Advantages.............................    5
  Agreement..........................................    6
  Administration.....................................    6
  Participation......................................    6
  Enrollment.........................................    6
  Investment Date....................................    8
  Purchases and Price of Shares......................    8
  Investment Information Furnished to Participants...    8
  Custody of Shares..................................    9
  Termination of Plan Participation..................   10
  Rejoining the Plan.................................   11
  Costs..............................................   11
  Federal Income Tax Consequences....................   11
  Other Information..................................   12

USE OF PROCEEDS......................................   13

DESCRIPTION OF CAPITAL STOCK.........................   13

EXPERTS..............................................   15

LEGAL OPINIONS.......................................   15


                       Pacific Gas and Electric Company


                          Dividend Reinvestment Plan


                              ___________________

                                     PG&E

                              ___________________


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ___________________


          This Prospectus covers 10,000,000 additional shares of Pacific Gas and Electric Company common stock registered in November 1996, together with the remaining shares of Pacific Gas and Electric Company common stock to be issued pursuant to Registration Statement No. 33-54469.

                              ___________________


               The date of this Prospectus is November 15, 1996.

                             AVAILABLE INFORMATION

          Pacific Gas and Electric Company (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference room of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C., and the public reference facilities in the New York Regional Office, 7 World Trade Center, New York, New York, and the Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois. Copies of such material can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, Washington, D.C. 20549. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. In addition, such material can be inspected at the New York, American and Pacific Stock Exchanges.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus:

          1. The Company's annual report on Form 10-K for the year ended December 31, 1995.

          2. The Company's quarterly reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996.

          3. The Company's current reports on Form 8-K dated January 18, 1996, February 21, 1996, April 18, 1996, July 19, 1996, August 2, 1996,
               August 21, 1996, September 9, 1996 and October 16, 1996.

          All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus and prior to the termination of the offering of common stock hereunder shall be deemed to be incorporated by reference in this Prospectus.

          The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents which are not specifically incorporated by reference in the information that this Prospectus incorporates. Requests should be directed to Mr. David M. Kelly, Transfer Agent, Pacific Gas and Electric Company, 77 Beale Street, B26B, P.O. Box 770000, San Francisco, California 94177 (Telephone: 1-800-367-7731).

          No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates or an offer to sell or a solicitation of an offer to buy such securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to its date.

                                  THE COMPANY

          Pacific Gas and Electric Company is an operating public utility engaged principally in the business of supplying electric and gas service throughout most of northern and central California. The Company was incorporated in California in 1905. Its principal executive office is located at 77 Beale Street, P.O. Box 770000, San Francisco, California 94177, and its telephone number is 1-415-973-7000.

                           DIVIDEND REINVESTMENT PLAN

          The Dividend Reinvestment Plan (the "Plan") consists of the following questions and answers. For additional information concerning the Plan, you may telephone the Company at the number shown under Question 3 below.

Purpose and Advantages

1.   What is the purpose of the plan?

          The purpose of the Plan is to provide holders of the Company's common and/or first preferred stock who elect to participate in the Plan
("Participants") with a simple and convenient method of reinvesting their cash dividends in additional shares of the Company's common stock, $5 par value (the "Common Stock").

2.   What are the advantages of the Plan?

          The Plan offers Participants the following advantages:

          1. Cash dividends on Participants' shares of common and/or first preferred stock are automatically reinvested in Common Stock.

          2. Dividends payable on all shares purchased and held under the Plan are automatically reinvested in additional Common Stock for the Participants.

          3. Periodic statements regarding purchase of shares and other activities provide the Participants with simplified record-keeping.

          4. Participants can avoid the cumbersome safekeeping of certificates for common shares.

          5. The Company pays all administrative costs associated with purchases made under the Plan.

          6. Participants who hold fewer than 100 shares in their Plan account at the time they close their account can, at their option, sell the shares in their Plan account back to the Company in lieu of receiving their shares in certificate form.

Agreement

          Your participation in the Plan is subject to the terms and conditions as set forth in this Prospectus. By enrolling in the Plan, you agree to abide by these terms and conditions.

Administration

3.   Who administers the Plan for Participants?

          The Company administers the Plan as agent for the Participants. It keeps a continuing record of their accounts, provides them with regular statements and performs other duties relating to the Plan. Common Stock purchased under the Plan is registered in the name of the Company as agent for the Participants.

          All notices, inquiries and requests to the Company concerning the Plan should be directed to:

          PACIFIC GAS AND ELECTRIC COMPANY
          SHAREHOLDER SERVICES DEPARTMENT
          77 Beale Street, B26B
          P.O. Box 770000
          San Francisco, CA  94177

          The Company maintains a toll-free number for shareholder services: 1-800-367-7731.

Participation

4.   Who is eligible to participate?

          All registered holders of the Company's common and/or first preferred stock are eligible to participate in the Plan. Persons who are beneficial owners but not registered holders (i.e., those whose shares are held for them and registered in names other than their own, such as in the names of brokers, bank nominees or trustees) and who wish to participate in the Plan would be required to transfer some or all of their shares into their own name.

Enrollment

5.   How does an eligible shareholder participate in the Plan?

          An eligible shareholder may enroll in the Plan by signing an Authorization Form and returning it to the Company. Eligible shareholders also may enroll by providing written instructions in a letter signed and dated by the registered holder(s) stating that they wish to enroll in the Plan under one of the options listed under Question 7. Authorization Forms may be obtained at any time from the Company at the address specified under Question 3 or by telephoning the number specified under Question 3.

6.   When may an eligible shareholder join the Plan?

          An eligible shareholder may enroll in the Plan at any time. An Authorization Form will be automatically sent to all new shareholders. (See Questions 4 and 5.)

7.   What does the Authorization Form provide?

          The Authorization Form provides for the purchase of Common Stock through the following enrollment options offered under the Plan:

          Reinvest Common Dividends -- Reinvest cash dividends on all shares of common stock registered in the name(s) shown on the Authorization Form. If you choose this option, you must enroll all shares of common stock.

          Reinvest Preferred Dividends -- Reinvest cash dividends on all shares of first preferred stock registered in the name(s) shown on the Authorization Form. If you choose this option, you must enroll all shares of first preferred stock (of all series).

          Reinvest Common and Preferred Dividends -- Reinvest cash dividends on all shares of common stock and all shares of first preferred stock (of all series) registered in the name(s) shown on the Authorization Form. If you choose this option, you must enroll all shares of both classes.

8. When must the written authorization be received by the Company to begin reinvesting dividends?

          To begin participation in the Plan for reinvestment of a particular cash dividend, the Company must receive a shareholder's Authorization Form or written enrollment authorization on or before the record date for that dividend. If the written authorization is received after the record date for a particular dividend, that dividend will be paid in cash and the shareholder's participation in the Plan will begin with the dividend, as declared, for the following quarter.

9.   How may a Participant change enrollment options under the Plan?

          A Participant in the Plan may change enrollment options by providing written instructions to the Company or telephoning the

Company at the address and telephone number specified under Question 3. The stub on a Participant's Plan account statement may be used for this purpose.

Investment Date

10.  When will purchases of Common Stock under the Plan be made?

          Cash dividends on shares for which dividend reinvestment is authorized and on shares of the Company's common stock credited to Participants' accounts under the Plan will be automatically reinvested as of their payment date to purchase shares of Common Stock.

Purchases and Price of Shares

11.  What will be the price of the Common Stock purchased under the Plan?

          The price paid for shares of Common Stock purchased under the Plan will be the average of the daily high and low sales prices for the Company's common stock on the composite tape, as recorded in the Pacific Coast Edition of The Wall Street Journal (subject to verification), for the period of five New York Stock Exchange trading days ending on the 8th day of the month or, if such day is not a business day, on the business day next preceding the 8th (the "Pricing Date"). The Common Stock will not be sold at less than its par value of $5 per share.

          Shares of Common Stock purchased for Participants will come from the Company's common stock reserved for issuance under the Plan or will be purchased on the open market.

12.  How many shares of Common Stock will be purchased for Participants?

          Each Participant's account will be credited with that number of shares of Common Stock, including fractions computed to three decimal places, equal to the dollar amounts to be invested divided by the applicable purchase price.
(See Question 11.) The number of shares to be purchased with cash dividends cannot be determined until the day after the Pricing Date. Therefore, it is impossible to purchase a predetermined number of shares. A Participant's account will be credited with dividends on fractional shares. Cash dividends on all shares credited to a Participant's account under the Plan will be automatically reinvested to purchase additional common shares.

Investment Information Furnished to Participants

13.  What investment information will be sent to Participants in the Plan?

          Within 15 days after each investment date, the Company will mail to each Participant for whom cash dividends were reinvested a statement showing any cash dividends received and reinvested, the number of shares of Common Stock purchased, the price paid per share, and a history of the transactions for the current calendar year, including the applicable investment dates. The statement will also show the number of shares of common or preferred stock held of record by the Participant and enrolled in the Plan on the dividend record date, and the number of Plan shares held of record for the Participant by the Company. From time to time, the Company will mail to Participants any information necessary to update the material contained in this Plan Prospectus.

Custody of Shares

14. Will certificates be issued for shares of Common Stock purchased under the Plan?

          Certificates for shares of Common Stock purchased under the Plan will not be issued to Participants unless requested. This protects against loss, theft or destruction of stock certificates. However, Participants may request that certificates be issued and delivered to them for all or a portion of their full Plan shares. Requests for issuance of certificates may be made by writing to the Company or telephoning the Company at the address and telephone number specified in Question 3. The stub on a Participant's Plan account statement may be used for this purpose.

          NOTE: If the Participant is reinvesting dividends only on shares purchased under the Plan and/or first preferred shares and the Participant requests that certificates be issued for all or some of the shares purchased under the Plan, then the dividends on those shares will not be reinvested unless specifically authorized by the Participant at that time.

          As an added safeguard, Participants may elect to have the Company hold any common stock certificates evidencing shares on which dividends are being currently reinvested under the Plan. Upon receipt of such certificates, the Company will transfer the registration and credit the Participant's Plan account. Participants who elect this option should mail their certificates to the Company, unendorsed and accompanied by a Dividend Reinvestment Certificate Deposit form. These forms may be obtained from the Company at the address specified under Question 3 or by telephoning the number specified under Question
3. In lieu of completing a Dividend Reinvestment Certificate Deposit form, Participants also may deposit their certificates by providing written instructions in a letter signed and dated by the registered holder(s) stating that they wish to deposit their certificates in the Plan. The stub on a Participant Plan account statement may be used for this purpose.

          It is suggested that Participants use registered mail when sending stock certificates, declaring a value equal to 2% of the market value of the shares on the date of mailing. This amount would be the approximate cost of replacing the certificates should they be lost in the mail.

15.  In whose name will the certificates be registered?

          Shares of Common Stock purchased under the Plan will be registered in the name of the Company, as agent for Participants in the Plan.

          Plan accounts are maintained in the names in which the Participants' common and/or first preferred stock was registered at the time the stock was enrolled in the Plan. Certificates for full Plan shares will be registered in the same manner when they are issued. However, Participants may transfer their full Plan shares, when issued, into names other than their own by submitting to the Company a stock power or assignment form signed by all registered holders, with all signatures guaranteed by a bank, securities dealer or other eligible financial institution participating in a Medallion Signature Guarantee Program. These forms may be obtained from the Company at the address specified under Question 3 or by telephoning the number specified under Question 3.

          Shares credited to a Participant's Plan account may not be pledged as collateral or sold unless the shares are first withdrawn from the Plan.

          Dividends from one shareholder's account cannot be credited to the Plan account of another shareholder.

Termination of Plan Participation

16.  How is participation in the Plan terminated?

          In order to terminate participation in the Plan, a Participant must send a written request to the Company or telephone the Company at the address and telephone number specified under Question 3. The stub on a Participant's Plan account statement may be used for this purpose. When participation in the Plan is terminated, a certificate for the number of whole shares credited to the Participant's account under the Plan will be issued and a cash payment will be made for the value of any fraction of a share, unless the Participant holds fewer than 100 shares in the account at the time participation is terminated and elects to sell those shares back to the Company (as described below). Cash payment for any fraction of a share will be made on the basis of the closing price for the Company's common stock on the composite tape, as recorded in the Pacific Coast Edition of The Wall Street Journal (subject to verification), on the day preceding the Company's receipt of the Participant's termination request. If the New York Stock Exchange is closed on the day preceding receipt of the notice, then the closing price for the next preceding trading day will be used for determining the amount of any such cash payment.

          The Company may, at its own discretion, terminate a Participant's Plan account if the account contains less than one full share for more than six months and the Participant is not reinvesting the dividends on any shares registered in the Participant's name. Participation in the Plan also may be terminated when the Company is notified of the death of a Participant.

          A Participant who holds fewer than 100 shares in his or her Plan account upon termination of participation in the Plan has the option of selling those shares back to the Company in lieu of receiving those shares in certificate form. The price to be paid for shares sold back to the Company will be determined using the same method used to determine the cash payment made for the value of any fraction of a share. No brokerage commissions or other charges will be payable by Participants who elect to sell their shares back to the Company. In order to sell Plan shares back to the Company, registered holders of the shares must either telephone the Company at the number specified in Question 3 or sign, date and submit one of the following documents:

          1. A letter signed by all registered holders requesting termination of participation in the Plan and sale of Plan shares back to the Company; or

          2. The stub portion of a Participant's Plan account statement signed by all registered holders with the appropriate box checked.

17.  When may participation in the Plan be terminated?

          Participation in the Plan may be terminated at any time. A written or telephone request for termination must be received by the Company on or before the record date for a particular dividend in order to be effective for that dividend.

Rejoining the Plan

18.  May a shareholder rejoin the Plan?

          Generally, an eligible shareholder may again become a Participant at any time. However, the Company reserves the right to reject any enrollment authorization from a previous Participant on the grounds of excessive joining and terminating. This is intended to minimize unnecessary administrative expense and to encourage use of the Plan as a long-term shareholder investment service. Eligible shareholders may re-enroll in the Plan in the manner described in Question 5 or by telephoning the Company at the number specified in Question 3.

Costs

19.  Are there any expenses to Participants in connection with the Plan?

          Participants are able to reinvest dividends under the Plan without paying brokerage commissions or the administrative costs of the Plan. In addition, Participants who hold fewer than 100 shares in their Plan account upon termination of their participation in the Plan may sell their shares back to the Company without paying any brokerage commissions or other charges. (See Question 16.)

Federal Income Tax Consequences

20.  What are the federal income tax consequences of participation in the Plan?

          (a) Generally. Shareholders who participate in the Plan will have the same federal income tax consequences, with respect to dividends payable to them or for their account, as any other holder of the Company's common stock. Participants will be treated for federal income tax purposes as having received, on the dividend payment date of each quarter, a dividend equal to the full amount of the cash dividend payable for that quarter with respect to both their directly held shares and Plan shares, even though that amount is not actually received by them in cash but, instead, is applied to the purchase of new shares for their account. For tax reporting purposes, the Company will mail to each Participant a tax information Form 1099-DIV showing dividends paid to the Participant's account during the calendar year. The Form 1099-DIV is normally mailed by the end of January of the following year.

          (b) Withdrawal of shares or termination of Plan participation. Participants will not realize any taxable income when they receive certificates for whole shares credited to their account under the Plan, either upon their request for certificates for some of those shares or upon termination of their Plan participation. However, Participants who receive, upon termination of their Plan participation, a cash payment for a fractional share credited to their account or for shares repurchased by the Company will realize a taxable gain or loss. Gain or loss will also be realized by Participants when whole shares are sold after withdrawal from the Plan. The amount of any such gain or loss will be the difference between the amount which a Participant receives for his or her shares or fractional share, and the Participant's tax basis therefor. The Company will mail a tax information Form 1099-B to each Participant who receives a cash payment of $20 or more upon termination of his or her Plan participation. The Form 1099-B is normally mailed by the end of January of the following year.

          FOR DETAILS OF TAX CONSEQUENCES, PARTICIPANTS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS.

21. What provision is made for foreign Participants whose dividends are subject to income tax withholding?

          In the case of those foreign Participants whose dividends are subject to United States income tax withholding, the amount of the tax applicable to dividends authorized for reinvestment will be deducted from those dividends and the balance will be reinvested. Statements of account for these foreign Participants will indicate the amount of tax withheld.

Other Information

22. What happens if the Company issues a stock dividend or declares a stock split?

          Any common shares distributed as a result of a stock dividend or stock split by the Company on shares credited to the account of a Participant under the Plan will be added to the Participant's account. Stock dividends or split shares distributed on shares registered in the name of the Participant will be mailed directly to the Participant in the same manner as to shareholders who are not participating in the Plan.

23.  How will a Participant's shares be voted at meetings of shareholders?

          Plan shares will be voted by the Company as the shareholder directs. Participants will receive one proxy covering both their Plan shares and any shares registered in their own name which will be voted in accordance with their proper instructions. If a properly signed proxy is returned without specific voting instructions, all of the Participant's Plan shares and any shares registered in the participant's name will be voted in accordance with the recommendations of the Company's management. If the proxy is not returned, the Participant's Plan shares and any shares registered in the Participant's name will not be voted by the Company.

24.  May the Plan be changed or discontinued?

          Although the Company hopes to continue the Plan indefinitely, the Company reserves the right to suspend or terminate the Plan at any time. It also reserves the right to make modifications to any provision of the Plan. Any such suspension, termination or modification will be announced to participating shareholders prior to its effective date.

25.  What are the responsibilities of the Company under the Plan?

          In acting under the terms and conditions of the Plan as set forth in this Prospectus, the Company shall not be liable for any act done in good faith or for any good faith omission to act including, without limitation, any claim of liability arising out of failure to terminate a Participant's account upon the Participant's death prior to the Company's receipt of written notice of such Participant's death. In addition, the Company shall not be liable with respect to the prices at which shares are purchased for a Participant's Plan account or the times when such purchases are made or with respect to any fluctuation in the market value before or after purchases of shares by the Company.

                                USE OF PROCEEDS

          The net proceeds to be received from the sale of the Common Stock offered by this Prospectus will become a part of the treasury funds of the Company and will be applied to capital expenditures and to the redemption, repayment or retirement of outstanding indebtedness or preferred stock.

                          DESCRIPTION OF CAPITAL STOCK

          The Company is authorized to issue 800,000,000 shares of common stock, par value $5 per share, 75,000,000 shares of first preferred stock, par value $25 per share, and 10,000,000 shares of $100 first preferred stock, par value $100 per share.

          As of October 31, 1996, there were issued and outstanding 412,249,278 shares of common stock. The first preferred stock consists of three series of nonredeemable shares (a 6% series of 4,211,622 shares, a 5.50% series of 1,173,163 shares and a 5% series of 400,000 shares, all of which were outstanding on

October 31, 1996), and 69,215,175 authorized redeemable shares, of which 15,797,404 shares were outstanding on October 31, 1996. No shares of the $100 first preferred stock were outstanding on October 31, 1996.

          All shares of the first preferred stock and $100 first preferred stock rank equally with regard to preference in dividend and liquidation rights, except that shares of different classes or different series thereof may differ as to the amounts of dividends or liquidation payments to which they are entitled.

Dividend Rights

          Holders of first preferred stock and $100 first preferred stock are entitled to receive cumulative preferential dividends out of funds legally available therefor, when and as declared by the Board of Directors, at the annual dividend rate indicated in the title of each series and computed on the par value of each share. After payment or setting aside for payment of the dividends and sinking fund payments, if any, on first preferred stock and $100 first preferred stock, holders of common stock are entitled to dividends when and as declared out of funds legally available therefor.

          It is the practice of the Company to pay dividends on preferred stock on the 15th day of February, May, August and November for the quarterly periods ending on the last day of the preceding calendar month.

Liquidation Rights

          Upon liquidation or dissolution of the Company at any time or in any manner, holders of first preferred stock and $100 first preferred stock are entitled to receive an amount equal to the par value of such shares plus an amount equal to all accumulated and unpaid dividends thereon to and including the date fixed for such distribution or payment before any amount shall be paid to the holders of common stock. Holders of common stock are entitled to the remaining assets of the Company in proportion to their shareholdings.

Redemption Provisions

          The redeemable first preferred stock and $100 first preferred stock may be redeemed in whole or in part at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case on the date or dates and at the redemption price or prices (including the applicable premium, if any) set forth for each series, together with accumulated and unpaid dividends to the date fixed for redemption. However, no such redemption and no purchase of first preferred stock and $100 first preferred stock or any stock junior thereto shall be made if there is an arrearage in the payment of dividends or sinking fund payments, if any, on the first preferred stock of $100 first preferred stock.

Non-Assessability; Voting Rights; No Preemptive or Conversion Rights

          All shares of the Company are fully paid and non-assessable, and have full voting rights. No shareholder of the Company is entitled to cumulate his or her voting power in the election of directors. No shares now outstanding or being offered have any preemptive rights or rights to convert such shares into shares of any other class or series of capital stock of the Company.

Fair Price Amendment

          Under certain circumstances, the "Fair Price Amendment" to the Company's Articles of Incorporation requires the affirmative vote of at least 75% of the outstanding stock of the Company for approval of any business combination between the Company or any of its subsidiaries and any person or entity holding 5% or more of the Company's outstanding stock (a "Related Person"). Business combinations for this purpose include mergers, sales to or purchases from the Related Person of assets of $100 million or more, issuance or transfer to the Related Person of securities of the Company or any of its subsidiaries worth $100 million or more, a recapitalization of the Company or any other transaction that would increase the voting power of the Related Person, or a merger with a subsidiary which would eliminate the Fair Price Amendment from the Articles. The 75% vote will not be required if (i) the Related Person seeking a business combination gives all holders of stock a price per share in cash or property having a fair market value meeting certain defined minimum price criteria and certain specified procedural requirements are satisfied, or (ii) the business combination is approved by a majority of disinterested directors of the Board of Directors.

                                    EXPERTS

          The financial statements and schedule included or incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, incorporated by reference in this prospectus and the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                 LEGAL OPINIONS

          The legality of the Common Stock and all legal matters in connection therewith will be passed upon by Gary P. Encinas, Esq., Chief Counsel, Corporate in the Company's Law Department. The statements in this Prospectus involving matters of law have been reviewed by Mr. Encinas and are made on his authority. Mr. Encinas and his associates in the Company's Law Department who will participate in consideration of legal matters relating to the Common Stock, together with members of their respective families, own in the aggregate approximately 1,025 shares of the Company's common stock, and have received options to purchase 28,500 shares of the Company's common stock.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

     The following is an itemized statement of expenses (all but the first two items listed are estimates) of the Company in connection with the issuance and sale of the stock being registered.


     S.E.C. registration fee.............   $ 72,152
     California Public Utilities
       Commission fee....................    164,000
     Listing on stock exchanges..........     76,000
     Public accountants' fee.............      8,000
     Printing prospectus.................     25,000
     Postage, air mail and air freight...     30,000
     Miscellaneous.......................      7,348
         Total...........................    382,500
                                            ========

Item 15.  Indemnification of Directors and Officers.

     Section 317 of the California Corporations Code and Article SIXTH of the Company's Articles of Incorporation provide for indemnification of the Company's directors and officers under certain circumstances. The Company's Board of Directors has adopted a resolution regarding the Company's policy of indemnification and the Company maintains insurance which insures directors and officers of the Company against certain liabilities.

Item 16.  Exhibits.

4.1 Restated Articles of Incorporation of Pacific Gas and Electric Company effective as of July 26, 1994 (incorporated by reference to Exhibit 3.1 to the registrant's Form 10-Q for the quarter ended June 30, 1994, Commission File No. 1-2348).

4.2 By-Laws of Pacific Gas and Electric Company dated as of June 19, 1996 (incorporated by reference to Exhibit 3.2 to the registrant's Form 10-Q for the quarter ended June 30, 1996, Commission File No. 1-2348).

4.3 Certificate of Determination of Preferences of 7.04% Redeemable First Preferred Stock (incorporated by reference to Exhibit 4.2 to the registrant's Form 8-K dated March 25, 1994, Commission File No. 1-2348).

4.4 Certificate of Determination of Preferences of 6-7/8% Redeemable First Preferred Stock (incorporated by reference to Exhibit 4.3 to the registrant's Form 8-K dated March 25, 1994, Commission File No. 1-2348).

4.5 Certificate of Decrease in Number of Shares of Certain Series of First Preferred Stock (incorporated by reference to Exhibit 4.4 to the registrant's Form 8-K dated March 25, 1994, Commission File No. 1-2348).

4.6 Certificate of Determination of Preferences of 6.30% Redeemable First Preferred Stock (incorporated by reference to Exhibit 4.5 to the registrant's Form 8-K dated March 25, 1994, Commission File No. 1-2348).

5.1  Opinion of Gary P. Encinas, Esq., Chief Counsel, Corporate of the Company.

23.1 Consent of Arthur Andersen LLP.

23.2 Consent of Gary P. Encinas, Esq., Chief Counsel, Corporate of the Company is included in Exhibit 5.1.

24.1 Powers of Attorney.

24.2 Resolution of the Board of Directors authorizing the execution of the Registration Statement.

Item 17.  Undertakings.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   Signatures


THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California on the 15th of November, 1996.

                                  PACIFIC GAS AND ELECTRIC COMPANY
                                           (Registrant)


                                  By          GARY P. ENCINAS
                                     -------------------------------
                                    (Gary P. Encinas, Attorney-in-Fact)


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

           Signature                   Title                       Date
           ---------                   -----                       ----

A.   Principal Executive Officer
       *STANLEY T. SKINNER         Chairman of the            November 15, 1996
                                   Board, Chief
                                   Executive Officer
                                   and Director

B.   Principal Financial Officer
       *GORDON R. SMITH            Senior Vice                November 15, 1996
                                   President and Chief
                                   Financial Officer

C.   Controller or Principal
     Accounting Officer
       *CHRISTOPHER P. JOHNS       Vice President and         November 15, 1996
                                   Controller

D. Directors

       * RICHARD A. CLARKE                    Director    November 15, 1996
       * H. M. CONGER                         Director    November 15, 1996
       * DAVID A. COULTER                     Director    November 15, 1996
       * C. LEE COX                           Director    November 15, 1996
       * WILLIAM S. DAVILA                    Director    November 15, 1996
       * ROBERT D. GLYNN, JR.                 Director    November 15, 1996
       * DAVID M. LAWRENCE, MD                Director    November 15, 1996
       * RICHARD B. MADDEN                    Director    November 15, 1996
       * MARY S. METZ                         Director    November 15, 1996
       * REBECCA Q. MORGAN                    Director    November 15, 1996
       * SAMUEL T. REEVES                     Director    November 15, 1996
       * CARL E. REICHARDT                    Director    November 15, 1996
       * JOHN C. SAWHILL                      Director    November 15, 1996
       * BARRY LAWSON WILLIAMS                Director    November 15, 1996


*By:           GARY P. ENCINAS
      ---------------------------------
     (Gary P. Encinas, Attorney-in-Fact)

                                 EXHIBIT INDEX


4.1 Restated Articles of Incorporation of Pacific Gas and Electric Company effective as of July 26, 1994 (incorporated by reference to Exhibit 3.1 to the registrant's Form 10-Q for the quarter ended June 30, 1994, Commission File No. 1-2348).

4.2 By-Laws of Pacific Gas and Electric Company dated as of June 19, 1996 (incorporated by reference to Exhibit 3.2 to the registrant's Form 10-Q for the quarter ended June 30, 1996, Commission File No. 1-2348).

4.3 Certificate of Determination of Preferences of 7.04% Redeemable First Preferred Stock (incorporated by reference to Exhibit 4.2 to the registrant's Form 8-K dated March 25, 1994, Commission File No. 1-2348).

4.4 Certificate of Determination of Preferences of 6-7/8% Redeemable First Preferred Stock (incorporated by reference to Exhibit 4.3 to the registrant's Form 8-K dated March 25, 1994, Commission File No. 1-2348).

4.5 Certificate of Decrease in Number of Shares of Certain Series of First Preferred Stock (incorporated by reference to Exhibit 4.4 to the registrant's Form 8-K dated March 25, 1994, Commission File No. 1-2348).

4.6 Certificate of Determination of Preferences of 6.30% Redeemable First Preferred Stock (incorporated by reference to Exhibit 4.5 to the registrant's Form 8-K dated March 25, 1994, Commission File No. 1-2348).

5.1  Opinion of Gary P. Encinas, Esq., Chief Counsel, Corporate of the Company.

23.1 Consent of Arthur Andersen LLP.

23.2 Consent of Gary P. Encinas, Esq., Chief Counsel, Corporate of the Company is included in Exhibit 5.1.

24.1 Powers of Attorney.

24.2 Resolution of the Board of Directors authorizing the execution of the Registration Statement.